TO:	Board of Directors & Executive Officers,
SIFCO Industries, Inc.

FROM:	Wendy Worthington
DATE:	May 19, 2016

RE:	Notice of Blackout Period
As a director or executive officer of SIFCO Industries, Inc. (the “Company”), you are subject to restrictions under the Sarbanes-Oxley Act of 2002 and Regulation BTR that prohibit certain transactions in Company securities during pension plan blackout periods.
Effective July 5, 2016, the SIFCO Industries, Inc. Employees' 401(K) Plan (the “Plan”) will be changing providers. As a result of this change, there will be a “blackout period” imposed on participants in the Plan. During the blackout period, participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changes to contribution rates, directing or diversifying investments (including SIFCO common stock), or obtaining a Plan loan, withdrawal, or distribution.
The blackout period is expected to begin at 4:00 p.m. EST on June 23, 2016 and is scheduled to end the week of July 18, 2016. During this period, you can determine whether the blackout period has ended by contacting the Corporate Human Resource Director by telephone at 216-881-8600.
During the blackout period, you are not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company, if you would acquire or previously acquired such equity security in connection with service or employment as a director or executive officer of the Company. This restriction is in addition to the restrictions under the Company’s Insider Trading Policy.
If you have any questions regarding the blackout period, please contact the Corporate Human Resource Director at 216-881-8600; 970 E. 64th St., Cleveland, Ohio 44113.